Exhibit 99.1

TIB FINANCIAL CORP. ANNOUNCES FOURTH QUARTER
AND ANNUAL 2003 EARNINGS

Key Largo, Fla. (March 1, 2004) — TIB Financial Corp., (Nasdaq: TIBB) holding company for TIB Bank of the Keys, today reported net income for the fourth quarter of 2003 of $1,464,450 or $0.33 basic earnings per share, versus net income of $1,222,130 or $0.30 basic earnings per share for the fourth quarter of 2002. On a diluted basis, earnings per share was $0.32 for the quarter compared to $0.29 for the same period in 2002, an increase of $0.03.

     Net income for the twelve months ended December 31, 2003, was $5,102,118 or $1.20 basic earnings per share, compared to net income of $4,735,272 or $1.19 basic earnings per share for the year 2002. On a diluted basis, net income per share was $1.15 for the twelve months ended December 31, 2003, compared to $1.14 per share for the same period in 2002, an increase of $0.01.

     The increase in net income for 2003 resulted primarily from an increase in net interest income from $21.0 million to $24.8 million, or 18.0%. This growth is attributed to both the 21.9% growth in total loans and a small increase in net interest margin from 4.39% to 4.43%. The principal offset to this increase in income was an increase in non-interest expense from $23.6 million to $27.6 million that funded the continued growth of the Company.

     Net income for the fourth quarter of 2003 increased $0.2 million over the respective prior year period. In this quarter, net interest income increased $1.1 million while non-interest expense increased $0.7 million over the prior year. The increases in non-interest expenses continue to result from the staffing overhead related costs to safely grow the bank. This is exacerbated by the increasing regulatory burden being placed on financial institutions and public companies generally.

     As of December 31, 2003, TIB Financial Corp. had total assets of $669.3 million and total deposits of $553.8 million. This represents an 18.0% increase in assets and a 14.7% increase in deposits from December 31, 2002. At December 31, 2002, total assets were $567.1 million and total deposits were $482.7 million.

     “The quality growth of the Company in 2003 further solidifies the foundation from which the increasing worth of the business and therefore expanding shareholder value can continue. We are pleased that the markets recognized the value of our enterprise by increasing the market value of our common stock from $15.77 per share at the beginning of 2003 to $23.59 per share on December 31” said Edward V. Lett, President and CEO of TIB Financial Corp.

     TIB Bank of the Keys is a wholly owned subsidiary of TIB Financial Corp., and is the largest bank headquartered in Monroe County. TIB Bank has been in operation for 30 years and currently operates nine offices in the Florida Keys, two offices in South Miami-Dade County, and three offices in Naples and Bonita Springs, the newest markets. In addition to its retail and commercial product lines, TIB Bank also provides investment services and government guaranteed lending, as well as merchant bankcard services.

     Copies of TIBB press releases, SEC filings, current price quotes, stock charts and other valuable information for investors may be found on the Company’s website at www.tibbank.com. For further information, contact Edward V. Lett, President and CEO at (305) 451-4660.

     Except for historical information contained herein, this news release contains comments or information that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which involve significant risks and uncertainties. Actual results may differ materially from the results discussed in the forward-looking statements.

TIB Financial Corp. and Subsidiaries
Consolidated Statements of Income
Unaudited

	For the Quarter Ended		For the Twelve Months Ended
	December 31,		December 31,
(in thousands, except per share data)	2003	2002	2003	2002
Interest income	$9,116	$8,152	$34,606	$31,316
Interest expense	2,415	2,564	9,839	10,329

Net interest income	6,701	5,588	24,767	20,987
Provision for loan losses	551	422	1,586	791
Non-interest income:
Service charges on deposit accounts	662	615	2,452	2,240
Investment securities gains, net	280	75	289	218
Merchant bankcard processing income	1,141	965	4,953	4,387
Gain on sale of government guaranteed loans	30	5	117	28
Fees on mortgage loans sold	400	505	2,201	1,583
Retail investment services	122	37	420	206
Gain on sale of investment in ERAS Joint Venture	—	211	202	211
Other income	338	518	1,403	1,555

Total non-interest income	2,973	2,931	12,037	10,428

Non-interest expense:
Salaries & employee benefits	3,367	2,903	12,878	10,602
Net occupancy expense	1,128	941	4,326	3,680
Other expense	2,382	2,343	10,365	9,350

Total non-interest expense	6,877	6,187	27,569	23,632

Income before income tax expense	2,246	1,910	7,649	6,992
Income tax expense	782	677	2,672	2,386

Net income from continuing operations	1,464	1,233	4,977	4,606
Discontinued operations – Keys Insurance Agency, Inc.	—	(11)	125	129

NET INCOME	$1,464	$1,222	$5,102	$4,735

BASIC EARNINGS PER SHARE:
Continuing operations	$0.33	$0.31	$1.17	$1.15
Discontinued operations	0.00	(0.01)	0.03	0.04

Basic earnings per share	$0.33	$0.30	$1.20	$1.19

DILUTED EARNINGS PER SHARE:
Continuing operations	$0.32	$0.30	$1.12	$1.11
Discontinued operations	0.00	(0.01)	0.03	0.03

Diluted earnings per share	$0.32	$0.29	$1.15	$1.14

Selected Financial Data (Dollars in thousands)

	For the Quarter		For the Twelve Months
	Ended December 31,		Ended December 31,
	2003	2002	2003	2002
Average loans outstanding	$527,721	$420,956	$484,147	$402,575
Average earning assets	594,995	490,807	563,314	481,145
Net loan charge-offs	190	(6)	643	193
Return on average equity	14.39%	14.70%	13.56%	15.21%
Average diluted shares	4,605,539	4,168,529	4,435,861	4,144,855

	2003	2002
Non-performing loans as of December 31,	$390	$546